Exhibit 5.1

December 21, 2012 Key Energy Services, Inc. 1301 McKinney Street, Suite 1800 Houston, Texas 77010	+1 202 663 6000 (t) +1 202 663 6363 (f) wilmerhale.com

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-4 (the “Registration Statement”) filed by Key Energy Services, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) and relating to the registration under the Securities Act of 1933, as amended, of the offer and exchange of up to $200,000,000 aggregate principal amount of the Company’s 6.750% senior notes due 2021 (the “Exchange Notes”). The Exchange Notes are to be issued pursuant to an indenture (the “Base Indenture”), dated as of March 4, 2011, among the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by an amended first supplemental indenture dated as of March 8, 2012, as amended, among the Company, the subsidiary guarantors party thereto (the “Guarantors”) and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

The Exchange Notes are to be issued in an exchange offer (the “Exchange Offer”) for a like aggregate original principal amount of currently outstanding 6.750% senior notes due 2021 (the “Old Notes”), in accordance with the terms of a Registration Rights Agreement, dated as of March 8, 2012 among the Company, the Guarantors and the Initial Purchasers (as defined therein) (the “Registration Rights Agreement”).

We are acting as special Maryland counsel to the Company in connection with the issuance by the Company of the Exchange Notes. In rendering the opinions expressed below, we have examined:

a.	signed copies of the Registration Statement as filed with the Commission;

b.	the Indenture;

c.	the Registration Rights Agreement;

d.	a Certificate of the Secretary of the Company, dated as of the date hereof (the “Secretary’s Certificate”), attesting to true, correct and complete copies of the Articles of Restatement of the Company, the Fifth Amended and Restated By-Laws of the Company, as amended, and the resolutions of the Board of Directors of the Company (the “Board”) regarding the filing of the Registration Statement and the issuance of the Exchange Notes, as each of the foregoing is in effect on the date hereof;

Wilmer Cutler Pickering Hale and Dorr LLP, 1875 Pennsylvania Avenue NW, Washington, DC 20006

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Key Energy Services, Inc. December 21, 2012 Page 2

e.	a Certificate of the State Department of Assessments and Taxation of Maryland (“SDAT”), dated as of December 20, 2012, attesting to the legal existence and corporate good standing of the Company in the State of Maryland; and

f.	such other documents, instruments and certificates (including, but not limited to, certificates of public officials and officers of the Company) as we have considered necessary for purposes of this opinion.

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents, and the completeness and accuracy of the corporate records of the Company provided to us by the Company. Other than as described in clause (d) above, we have not reviewed the corporate minute books of the Company.

We have assumed the due execution and delivery, pursuant to due authorization, of the Indenture by the Trustee, that the Trustee has all requisite power and authority to effect the transactions contemplated by the Indenture, and that the Trustee or an authenticating agent for the Trustee will duly authenticate the Exchange Notes pursuant to the Indenture. We have also assumed that the Indenture is the valid and binding obligation of the Trustee and is enforceable against the Trustee in accordance with its terms. We have assumed that there will not have occurred, prior to the date of issuance of the Exchange Notes, any change in law affecting the validity or enforceability of the Exchange Notes; and that the Company shall not have taken any action to rescind or otherwise reduce their prior authorization of the Exchange Notes.

We are opining solely as to the Maryland General Corporation Law statute.

Our opinions below are qualified to the extent that they may be subject to or affected by (x) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights of creditors generally, (y) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (z) general principles of equity, including the availability of any equitable or specific remedy, or the successful assertion of any equitable defense.

Our opinion expressed in paragraph 1 below as to the due incorporation, valid existence and good standing of the Company is based solely upon the certificate referred to in clause (e) above, and our opinion is rendered as of the date of such certificate and limited accordingly.

Key Energy Services, Inc. December 21, 2012 Page 3

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland, is in good standing with the SDAT and has the corporate power and authority to own or hold its properties and to conduct the business in which it is, to our knowledge, currently engaged.

2.	The Company has the corporate power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement, the Indenture, and the Exchange Notes and to issue the Exchange Notes.

3.	The Exchange Notes have been duly authorized by all necessary corporate action by the Company. When the Exchange Notes (in the form prescribed by the Indenture) have been duly executed by the Company and the Guarantors, authenticated by the Trustee in accordance with the terms of the Indenture and delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer and the Indenture, the Exchange Notes will be legally issued.

It is understood that this opinion is to be used only in connection with the offer and exchange of the Exchange Notes while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ John B. Watkins
John B. Watkins, Partner